UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): January 11, 2021

CONVERSION LABS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-39785	76-0238453
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Third Avenue, Suite 2800

New York, NY 10022

(Address of principal executive offices, including zip code)

(866) 351-5907

(Registrant’s telephone number, including area code)

Check the appropriate box below if the 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[ ]	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	CVLB	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 3.02 Unregistered Sales of Equity Securities.

The relevant information in Item 5.02 on this Current Report on Form 8-K, regarding the Stock Options is incorporated herein by reference. The shares of common stock underlying the Stock Options were not registered under the Securities Act of 1933, as amended (the “Securities Act”) but qualified for exemption under Section 4(a)(2) and/or Regulation D of the Securities Act. The securities were exempt from registration under Section 4(a)(2) of the Securities Act because the issuance of such securities by Conversion Labs, Inc. (the “Company”) did not involve a “public offering,” as defined in Section 4(a)(2) of the Securities Act, due to the insubstantial number of persons involved in the transaction manner of the issuance, and number of securities issued. The Company did not undertake an offering or issuance in which it issued a high number of securities to a high number of persons. In addition, Mr. Puopolo had the necessary investment intent as required by Section 4(a)(2) of the Securities Act since he agreed to, and received, securities bearing a legend stating that such securities are restricted pursuant to Rule 144 of the Securities Act. This restriction ensures that these securities would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, the Company has met the requirements to qualify for exemption under Section 4(a)(2) of the Securities Act.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Medical Officer

On January 11, 2021 (the “Effective Date”), the board of directors (the “Board”) of Conversion Labs, Inc. (the “Company”) appointed Dr. Anthony Puopolo as the Company’s Chief Medical Officer (the “Appointment”).

Anthony Puopolo, age 49

Doctor Anthony D. Puopolo II, combines over 20 years of experience in medicine and wellness. In 2018 he founded Alpha Medical Group, where he serves as president to present. From September 2019 to December 2020, he served as a staff physician at Teledoc. From July 2017 to December 2020, he served as a regional medical director at Swift MD. In January 2014 he founded the Integrative Wellness Medical Group, where he remained until May 2017. From August 2010 to May 2017, he served as a partner staff physician at Sharp-Rees Stealy Medical Group (“Sharp-Rees”). From September 2008 to July 2010, he served as afloat physician at Sharp-Rees. From September 2005 to August 2008, he served at the mental health clinic of the 121st General Hospital in South Korea, first as a chief of outpatient and medical director of alcohol treatment center, then as chief of inpatient at the psychiatric ward. From September 2004 to August 2005, he served as a staff physician and chief of outpatient at the mental health clinic at the U.S. military base of Camp Casey in South Korea. He has an undergraduate degree from Tufts University and a Medical Degree from Boston University School of Medicine.

The Board believes that Mr. Puopolo’s experience in the medicine and wellness industries makes him ideally qualified to help lead the Company towards continued growth and success.

In connection with the Appointment, Mr. Puopolo entered into an Employment Agreement (the “Employment Agreement”) with the Company. The Employment Agreement is for an indefinite term and may be terminated with or without cause. Mr. Puopolo will receive an annual base salary of $300,000.00 and shall be eligible to earn a performance bonus in such amount, if any, as determined in the sole discretion of the Board. Pursuant to the Employment Agreement, Mr. Puopolo was granted a Stock Option to purchase up to 200,000 shares of the Company’s common stock (the “Stock Options”). 5,555 of the Stock Options shall vest in equal monthly tranches, based on the passage of time, over the 30 months following the approval of the Effective Date, with the remaining 5,575 Stock Options scheduled to vest on January 11, 2024. Upon termination of Mr. Puopolo without cause, the Company shall pay or provide to Mr. Puopolo severance pay equal to his then current monthly base salary for four months from the date of termination, during which time Mr. Puopolo shall continue to receive all employee benefits and employee benefit plans as described in the Employment Agreement. As a full-time employee of the Company, Mr. Puopolo will be eligible to participate in all of the Company’s benefit programs.

Item 5.02 of this Current Report on Form 8-K contains only a brief description of the material terms of and does not purport to be a complete description of the rights and obligations of the parties to the Employment Agreement, and such descriptions is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is filed herewith as Exhibits 10.1.

Item 8.01 Other Events.

On January 11, 2021, the Company issued a press release announcing the Appointment. A copy of the press release is filed hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Exhibits.

(d) Exhibits

Exhibit No.	Exhibit
10.1	Employment Agreement, dated January 11, 2021, by and between Conversion Labs, Inc. and Anthony Puopolo
99.1	Press Release, dated January 11, 2021

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONVERSION LABS, INC.

Dated:	January 14, 2021	By:	/s/ Justin Schreiber
Justin Schreiber Chief Executive Officer